INVESTMENT SUB-ADVISORY AGREEMENT

NUVEEN INVESTMENT TRUST V

SCHEDULE A

Amended as of July 23, 2012

Fund Name	Effective Date	Period End	Compensation Percentage
Nuveen Preferred Securities Fund	January 1, 2011	August 1, 2011	60.00%
Nuveen Gresham Diversified Commodity Strategy Fund	July 30, 2012	August 1, 2013	10.00%
Nuveen Gresham Long/Short Commodity Strategy Fund	July 30, 2012	August 1, 2013	8.33%

[SIGNATURE PAGE FOLLOWS]

Dated: July 23, 2012

NUVEEN FUND ADVISORS, INC.

ATTEST	BY:	/s/ KEVIN J. MCCARTHY
Managing Director

/s/ Virginia O’Neal

NUVEEN ASSET MANAGEMENT, LLC

ATTEST	BY:	/s/ GIFFORD R. ZIMMERMAN
Managing Director

/s/ Virginia O’Neal

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